Contact: Damon Elder
(949) 270-9207
delder@ahinvestors.com

Griffin-American Healthcare REIT III Enters Agreement to Acquire
Carolina Commons Medical Office Building Near Charlotte

CHARLOTTE, NC (Aug. 27, 2014) – American Healthcare Investors and Griffin Capital Corporation, the co-sponsors of Griffin-American Healthcare REIT III, Inc., announced today that the REIT has entered into an agreement to acquire Carolina Commons Medical Office Building, an approximately 58,000-square-foot, multi-tenant medical office building in the Charlotte, North Carolina suburb of Fort Mill, South Carolina. The acquisition is subject to customary closing conditions and the satisfaction of other requirements as detailed in the agreement.
Located at 6237 Carolina Commons Drive, the medical office building is 87 percent leased to multiple tenants, including Novant Health, Metrolina Eye, and Carolina Orthopaedic Surgery Associates. Built in 2009, the Class A building is located in the midst of one of the United States’ fastest-growing metropolitan regions.

Novant Health, the anchor tenant of Carolina Commons Medical Office Building, is a not-for-profit integrated healthcare system with 15 medical centers and more than 340 physicians clinics, outpatient surgery, imaging and diagnostic centers, rehabilitation programs and community health outreach programs throughout the Carolinas, Georgia and Virginia.

“Carolina Commons Medical Office Building is another newly built, modern facility with desirable tenancy in a growing and affluent metro region that will join the portfolio of Griffin-American Healthcare REIT III,” said Dan Prosky, a principal of American Healthcare Investors and president and chief operating officer of Griffin-American Healthcare REIT III.

About American Healthcare Investors LLC
American Healthcare Investors is an investment management firm that specializes in the acquisition and management of healthcare-related real estate, including medical office buildings, skilled nursing facilities, senior housing and hospitals. The company was founded by nationally recognized real estate investment executives Jeff Hanson, Danny Prosky and Mathieu Streiff, who have completed in excess of $18 billion in aggregate acquisition and disposition transactions during their careers, approximately $8 billion of which has been healthcare-related real estate transactions. American Healthcare Investors is committed to providing investors with access to the potential benefits that healthcare-related real estate ownership can provide. For more information regarding American Healthcare Investors, please visit www.AmericanHealthcareInvestors.com.

About Griffin-American Healthcare REIT III, Inc.
Griffin-American Healthcare REIT III, Inc. intends to qualify as a real estate investment trust for federal income tax purposes. Griffin-American Healthcare REIT III intends to build a balanced and diversified portfolio of healthcare real estate assets, focusing primarily on medical office buildings, senior housing facilities, skilled nursing facilities and hospitals. The REIT is co-sponsored by American Healthcare Investors and Griffin Capital Corporation. For more information regarding Griffin-American Healthcare REIT III, please visit www.HealthcareREIT3.com.

About Griffin Capital Corporation
Griffin Capital is a privately-owned real estate company headquartered in Los Angeles. Led by senior executives, each with more than two decades of real estate experience who have collectively closed transactions representing over $16 billion in value, Griffin Capital and affiliates have acquired or constructed over 30 million square feet of space since 1995, and currently own, manage, sponsor and/or co-sponsor an institutional-quality portfolio of approximately 27 million square feet located in 32 states and 1 million square feet located in the United Kingdom, representing approximately $5.2 billion in asset value, based on purchase price. Additional information about Griffin Capital is available at www.griffincapital.com.
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This release contains certain forward-looking statements, including statements with respect to the consummation of the acquisition of Carolina Commons Medical Office Building, the occupancy of Carolina Commons Medical Office Building and the growth of the Fort Mill, South Carolina region. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the uncertainties relating to the medical needs and local economy of Fort Mill, South Carolina; the strength and financial condition of Carolina Commons Medical Office Building and its tenants; the uncertainties relating to changes in general economic and real estate conditions; the uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of Griffin-American Healthcare REIT III’s real estate investment strategy; and other risk factors as outlined in that company’s prospectus, as amended from time to time, and as detailed from time to time in Griffin-American Healthcare REIT III’s periodic reports, as filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events.